UNITED STATES SECURITIES AND EXCHANGE COMMISSION
      Washington, D. C. 20549

                          FORM 15

 Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

      Commission File Number 33-38051

                   SF SERVICES, INC.
 (Exact name of registrant as specified in its charter)

       120 Main Street, North Little Rock, Arkansas, 72114
 (Address, including zip code of registrant's principal executive offices)

                      501-945-2371
 (Registrant's Telephone Number, including area code)

                  Class A Preferred Stock

                Class B Convertible Preferred Stock

                   Class D Preferred Stock

                Capital Certificates Assumption Certificates

                     Debt Assumption Certificates

 (Title of each class of securities covered by this Form)

                              None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
 Rule 12g-4(a)(1)(i)      [ ]
 Rule 12g-4(a)(1)(ii)     [ ]
 Rule 12g-4(a)(2)(i)      [ ]
 Rule 12g-4(a)(2)(ii)     [ ]
 Rule 12h-3(b)(1)(i)      [X]
 Rule 12h-3(b)(1)(ii)     [ ]
 quad Rule 12h-3(b)(2)(i) [ ]
 Rule 12h-3(b)(2)(i)      [ ]
 Rule 12h-3(b)(2)(ii)     [ ]
 Rule 15d-6               [ ]

      Approximate number of holder of record as of the certification
 or notice date:     0

       Pursuant to the requirements of the Securities Exchange Act of 1934 SF Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 DATE:     9-14-98        BY      /s/TERRY M. CAMPBELL
                                    Terry M. Campbell
                                        Treasurer